Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

HOUSTON, May 9, 2007 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the first quarter of 2007, which included the following highlights:

•	Production of 3.21 Bcfe.

•	Revenue of $22.6 million.

•	Net Loss of $2.5 million, or Net Income of $3.3 million before non-cash charges noted below.

•	EBITDA, as defined below, of $16.5 million.

Revenues for the three months ended March 31, 2007 were $22.6 million, three percent higher than the $21.9 million during the quarter ended March 31, 2006. The increase in revenues was driven by higher natural gas production principally due to the successful drilling of Barnett Shale area wells. Production volumes during the three months ended March 31, 2007 were 3.21 Bcfe (35,625 Mcfe/d), 16 percent higher compared to 2.77 Bcfe (30,802 Mcfe/d) during the first quarter of 2006, and a decrease of twelve percent compared to our fourth quarter 2006 production of 3.66 Bcfe. The decline from fourth quarter 2006 is primarily due to: (1) the sale of certain producing oil and gas properties, effective January 1, 2007 (with an estimated daily production of two MMcfe/d), (2) production interruptions due to workovers to run tubing on the Galloway wells and (3) production delays on the Baby Ruth #1 (put online March 16th) and certain Barnett Shale wells in Tarrant County awaiting pipeline hookups. By mid April 2007, production had increased to near record levels (an estimated 42,000 Mcfe/d) as the Galloway Gas Unit II #1 well was returned to production and the LL&E #1 production increased appreciably after it was recompleted up hole. With the addition of the Doberman well, estimated production is currently at a record 49 MMcfe/d. Carrizo’s average oil sales price decreased nine percent to $56.23 per barrel from $61.65 per barrel during the first quarter of 2006. The average natural gas price decreased ten percent to $6.76 compared to $7.50 per Mcf in the first quarter of 2006. The above prices exclude the cash effect of hedging activities - prices, including cash effect of hedges, are presented in the table below.

Before the exclusion of certain non-cash after-tax charges comprised of (1) the $5.2 million mark-to-market unrealized loss on derivatives and (2) the $0.6 million stock compensation expense, the Company reported a net loss of $2.5 million, or $0.10 per basic and diluted share, for the quarter ended March 31, 2007, as compared to $6.7 million, or $0.28 and $0.27 per basic and diluted share, respectively, for the same quarter during 2006. For the quarter ended March

31, 2007, the Company reported net income of $3.3 million, or $0.13 per basic and diluted share, excluding the aforementioned non-cash after-tax charges, as compared to $4.4 million, or $0.18 per basic and diluted share, respectively, for the same quarter during 2006.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the first quarter of 2007 was $16.5 million, or $0.64 and $0.62 per basic and diluted share, respectively, as compared to $16.2 million, or $0.67 and $0.65 per basic and diluted share, respectively, during the first quarter of 2006.

Oil and gas operating expenses (excluding production taxes) increased to $4.0 million during the three months ended March 31, 2007 as compared to $2.3 million for the first quarter of 2006, largely due to (1) higher lifting costs due to increased production and well count, (2) higher workover expense and (3) increased ad valorem taxes.

Depreciation, depletion and amortization expenses (“DD&A”) were $8.0 million during the three months ended March 31, 2007 ($2.51 per Mcfe) as compared to $7.4 million ($2.67 per Mcfe) during the first quarter of 2006. The increase in DD&A expense was due to an increase in the production volumes partially offset by a decrease in the DD&A rate attributable to the increase in the reserve base.

General and administrative expenses (“G&A”) increased to $3.9 million during the three months ended March 31, 2007 from $3.6 million during the same quarter of 2006. The increase in G&A was due primarily to higher salary (due to salary raises and increased head count) and incentive compensation costs.

Non-cash stock based compensation expense was $1.0 million ($0.6 million after tax) for the three months ended March 31, 2007, as compared to $0.6 million ($0.4 million after tax) for the three months ended March 31, 2006. This change was due to an increase in the number of restricted shares issued and higher stock prices.

Net loss on derivatives was $5.7 million during the three months ended March 31, 2007, comprised of (1) a $2.4 million gain for cash settlements on oil and gas derivatives and (2) $8.1 million ($5.2 million after tax) for the unrealized mark-to-market, non-cash loss on oil and gas derivatives. As of March 31, 2007, Carrizo’s mark-to-market open position was a liability of $2.0 million, or $0.29 per MMBtu on the 6,775,000 MMBtus hedged in 2007 and 2008.

Interest expense, net of amounts capitalized, was $3.5 million for the three months ended March 31, 2007 compared to $2.2 million for the three months ended March 31, 2006. The increase is attributable to the additional $75 million drawn under our Second Lien Credit Facility in January 2007.

S.P. Johnson IV, Carrizo's President and Chief Executive Officer, commented, “Our Barnett Shale production continues to grow, currently about 23 MMcfe/d with several expected high rate ‘deep core’ wells waiting on pipeline hook-up. We continue to define the Company's upside potential with Barnett Shale downspacing testing at 60 acre spacing. We have successfully completed the frac and will begin evaluating results from the flow test of a horizontal Barnett

Shale well drilled in ‘Tier 2’ Erath County, Texas after our scheduled pipeline hook-up to Momentum Pipeline on May 22nd. Three of our high potential ‘deep core’ wells in southeast Tarrant County, Texas tested with initial flowback rates from 4.2 MMcf/d to 6 MMcf/d which were still increasing when shut-in to run tubing. First production from all three of these wells is expected in May. Carrizo has a 100 percent working interest in all three wells. Two other wells have been drilled in the same area with two more currently drilling.”

“We remain focused on expanding our acreage position in our other Shale plays, in which we now have over 240,000 net acres. In the Floyd Shale in Mississippi, where we have leased over 137,000 net acres, we have completed processing the data on our 3-D survey, have logged and cored our vertical pilot well and reached 7,800 feet on our first horizontal well. We plan to begin frac testing the horizontal well in late June.”

“In the Gulf Coast, we successfully drilled our Doberman prospect in Liberty County, Texas, where we retained a 71 percent working interest, encountering 57 feet of pay. First production began May 6th and is currently at 10 MMcfe/d and increasing. In Harris County, the Baby Ruth discovery well (75 percent Carrizo working interest) went online to sales March 16th. The production rate is currently up to 9.4 MMcfe/d. In Matagorda County, our company-operated Mega-Mata well is currently in the frac and flow test/evaluation phase. Halliburton has successfully pumped two crosslinked fracs each utilizing over 200,000 lbs of high strength proppant. Commerciality will be determined with flow testing and pressure transient analysis. Testing could take 30 to 60 days.”

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including potential effects or timing, cash flow, the expected timing of drilling of additional wells, expected high rate wells, timing of production, timing of testing, scheduled pipeline hookup and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2007	2006

Oil and natural gas revenues	$22,612,232	$21,916,760

Costs and expenses:
Lease operating expenses	4,015,772	2,313,803
Production tax	687,193	1,143,878
Depreciation, depletion and amortization	8,037,791	7,438,229
General and administrative expenses	3,899,199	3,648,347
Accretion expense related to asset retirement obligations	88,210	79,056
Stock-based compensation expense	978,808	559,093

Total costs and expenses	17,706,973	15,182,406

Operating income	4,905,259	6,734,354

Mark-to-market gain (loss) on derivatives, net	(8,061,847)	4,016,389
Realized gain on derivatives, net	2,350,945	1,356,592
Equity in income (loss) on Pinnacle Gas Resources, Inc.	-	34,914
Other income and expenses, net	115,514	4,833
Interest income	344,177	365,032
Interest expense, net of amounts capitalized (1)	(3,468,166)	(2,197,178)

Income (loss) before income taxes	(3,814,118)	10,314,936

Income tax expense (benefit)	(1,269,396)	3,663,968

Net Income (loss)	$(2,544,722)	$6,650,968

ADJUSTED Net Income (2)	$3,331,704	$4,391,506

EBITDA (see table below)	$16,476,527	$16,172,157

Basic net income (loss) per share	$(0.10)	$0.28

Diluted net income (loss) per share	$(0.10)	$0.27

ADJUSTED Basic and Diluted net income per share (2)	$0.13	$0.18

Basic weighted average shares outstanding	25,658,019	24,166,801

Diluted weighted average shares outstanding	25,658,019	24,845,302

ADJUSTED Diluted weighted average shares o/s (2)	26,463,142	24,845,302

(1) Gross interest expense	$(6,154,596)	$(4,274,712)
Capitalized interest	2,686,430	2,077,534

(2) Excludes the impact of the non-cash mark-to-market gain (loss) on derivatives and non-cash stock based compensation expense

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	03/31/07	12/31/06
	(unaudited)
ASSETS:
Cash and cash equivalents	$11,061,580	$5,407,502
Fair value of derivative financial instruments	-	5,737,056
Other current assets	25,991,654	29,912,455
Property and equipment, net	484,687,677	445,447,054
Other assets	7,611,322	5,519,325
Investment in Pinnacle Gas Resources, Inc.	2,771,266	2,771,266

TOTAL ASSETS	$532,123,499	$494,794,658

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$57,790,779	$54,554,607
Fair value of derivative financial instruments	1,828,722	-
Current maturities of long-term debt	2,257,280	1,507,931
Long-term debt, net of current maturities	219,937,500	187,250,744
Deferred income taxes	34,080,349	32,737,530
Other liabilities	5,483,125	6,469,970
Equity	210,745,744	212,273,876

TOTAL LIABILITIES AND EQUITY	$532,123,499	$494,794,658

Income tax expense (benefit) for the three-month periods ended March 31, 2007 and 2006 includes a
$(1,370,235) and $3,598,008, respectively, provision for deferred income taxes and a $100,839 and $65,960, respectively, provision for currently payable franchise taxes.

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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED
Reconciliation of Net Income to EBITDA	MARCH 31,
	2007	2006

Net Income (Loss)	$(2,544,722)	$6,650,968

Adjustments:
Depreciation, depletion and amortization	8,037,791	7,438,229
Unrealized mark-to-market (gain) loss on derivatives	8,061,847	(4,016,389)
Interest expense, net of amounts capitalized and interest income	3,123,989	1,832,146
Income tax expense (benefit)	(1,269,396)	3,663,968
Equity in Pinnacle Gas Resources, Inc.	-	(34,914)
Stock based compensation expense	978,808	559,093
Accretion expense related to asset retirement obligations	88,210	79,056

EBITDA, as defined	$16,476,527	$16,172,157

EBITDA per basic common share	$0.64	$0.67

EBITDA per diluted common share	$0.62	$0.65

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	60,161	67,487
Natural gas (Mcf)	2,845,285	2,367,246
Natural gas equivalent (Mcfe)	3,206,251	2,772,168

Average sales prices-

Oil and condensate (per Bbl)	$56.23	$61.65
Oil and condensate (per Bbl) - with hedge impact	$56.23	$61.65
Natural gas (per Mcf)	$6.76	$7.50
Natural gas (per Mcf) - with hedge impact	$7.56	$8.05
Natural gas equivalent (per Mcfe)	$7.05	$7.91